Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Commonwealth Markets Inc. as Manager of Commonwealth Thoroughbreds LLC

We consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A (as amended) of our report dated June 10, 2021, with respect to our audit of the balance sheets of Commonwealth Thoroughbreds LLC as of December 31, 2020 and 2019 and the related statements of operations, changes in member's equity and cash flows for the year ended December 31, 2020 and for the period from June 12, 2019 (inception) through December 31, 2019, and the related notes to the financial statements.

Lexington, Kentucky
June 10, 2021